BioSpecifics Reports Presentation of First Ever Treatment Guidelines
for Peyronie's Disease and XIAFLEX Efficacy Data at AUA 2015
Annual Meeting

LYNBROOK, NY – May 19, 2015 – BioSpecifics Technologies Corp. (NASDAQ: BSTC) ("BioSpecifics" or the "Company"), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. and XIAPEX® in the EU, announced that on Monday, May 18, 2015, its strategic partner, Endo International plc (“Endo”), presented the first ever treatment guidelines for Peyronie's disease, a condition in which the presence of inelastic collagen on the shaft of the penis causes the penis to curve during erection, and may make sexual intercourse difficult or impossible in advanced cases. At the American Urological Association (AUA) 2015 Annual Meeting in New Orleans, LA, Endo also presented data evaluating the efficacy of XIAFLEX treatment for Peyronie's disease as well as the impact of Peyronie's disease on erectile dysfunction (ED) and female partners.

"Peyronie's disease is an extremely physically and psychologically devastating disease for patients as well as their sexual partners and XIAFLEX is the only FDA-approved product labeled for this indication. We believe the issuance of the first ever Peyronie’s treatment guidelines, which includes the recommended use of XIAFLEX, by a prestigious organization like AUA, will be extremely beneficial as this therapy gains greater acceptance in the medical community," said Thomas Wegman, President of BioSpecifics. “Furthermore, we know that many patients are motivated to seek treatment due to unhappiness from their sexual partner. These reported improvements in sexual function are very promising for quality of life.”

The American Urological Association recommends the use of XIAFLEX in combination with modeling in patients with stable Peyronie's disease, penile curvature greater than 30 degrees and less than 90 degrees, and intact erectile function. XIAFLEX is the only treatment approved by the U.S. Food and Drug Administration (“FDA”) for adult men with Peyronie's disease. Endo reported that XIAFLEX received a stronger recommendation than any other potential treatment option for Peyronie's disease, based on the strength of existing data.

XIAFLEX Abstract Presentations at AUA:

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A post-hoc analysis of the Phase 3 IMPRESS (The Investigation for Maximal Peyronie's Reduction Efficacy and Safety Studies) trials examined improvements in penile curvature and bother related to Peyronie's disease following treatment with XIAFLEX or placebo in subjects with Peyronie's disease duration of 6 to <12 months or >/=12 months. Average improvements in penile curvature with XIAFLEX were higher than placebo among men with Peyronie's disease duration of 6 to <12 months, and these findings were comparable to changes observed for men with Peyronie's disease duration >/=12 months. In addition, improvements in patient-reported bother were similar between the two groups. Most adverse events in the XIAFLEX group occurred at the injection site (penile bruising, pain, edema, contusion) and were mild to moderate in severity. The adverse events profiles were comparable regardless of Peyronie's disease duration.

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A second post-hoc analysis of the IMPRESS trials showed that men with Peyronie's disease experience distress, or "bother" for several reasons, including penile curvature, perceived penile shortening, and pain during intercourse. Both Peyronie's disease bother and pain during intercourse were found to directly impact erectile function.

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In a 24-week, Phase 3, open-label study, men with Peyronie's disease who had previously received placebo in the IMPRESS trials received up to eight injections of XIAFLEX for 24 weeks. Their female sexual partners (FSPs), who chose to participate in the study, completed the female sexual function index (FSFI) and the Peyronie's disease questionnaire for FSPs (PDQ-FSP), a 12-item, investigational questionnaire adapted from the men's PDQ. From treatment initiation to week 52, men treated with XIAFLEX experienced improvements in penile curvature and in Peyronie's disease bother (as measured by PDQ bother score). The most common adverse events reported were penile hematoma, penile pain and penile swelling. There were no serious treatment- related adverse events.

The 30 FSPs who participated in the open-label study reported improvements in the PDQ-FSP following XIAFLEX treatment in their male partners with Peyronie's disease. Based on 95% confidence intervals for the change from baseline, statistically significant improvements were observed for the FSFI scales of arousal, lubrication, orgasm, satisfaction and pain, as well as the full scale total scores. The proportion of women reporting sexual dysfunction (FSFI total score of <26.55) also decreased after their partner received treatment.

About Peyronie's Disease

Peyronie's disease is characterized by the presence of inelastic collagen on the shaft of the penis, which can cause the penis to curve during erection, and may make sexual intercourse difficult or impossible in advanced cases. Peyronie's disease typically affects males between 40-70 years of age. Frequent patient complaints include increased pain, painful erections, palpable plaque, penile deformity and erectile dysfunction. Significant psychological distress has also been noted in patients. The prevalence of Peyronie's disease in adult men has been reported to be approximately 5%, but the disease is thought to be underdiagnosed and undertreated.

About BioSpecifics Technologies Corp.

BioSpecifics is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with up to two palpable cords in the same palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy. XIAFLEX is marketed in the U.S. by BioSpecifics' partner, Endo, following the acquisition of Auxilium by Endo. Endo has the following partnerships outside the U.S. for XIAFLEX in Dupuytren's contracture and Peyronie's disease: Swedish Orphan Biovitrum AB has marketing rights for XIAPEX® (the EU tradename for XIAFLEX) in 71 Eurasian and African countries; Actelion Pharmaceuticals Ltd. has rights in Canada, Australia, Mexico and Brazil; and Asahi Kasei Pharma Corporation has rights in in Japan. CCH is in clinical development for the treatment of several additional promising indications. Endo is managing the clinical development of CCH for frozen shoulder syndrome and cellulite as well as development in canine lipoma. BioSpecifics is currently managing the clinical development of CCH for the treatment of human lipoma and preclinical development for uterine fibroids. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are "forward-looking statements." The forward-looking statements include statements concerning, among other things, the effect of the first ever Peyronie’s treatment guidelines, which include the recommended use of XIAFLEX, issued by the American Urological Association, as the therapy gains greater acceptance in the medical community. In some cases, these statements can be identified by forward-looking words such as "believe," "expect," "could,” “may,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics' current expectations and its projections about future events and various assumptions. There can be no assurance that BioSpecifics will realize its expectations or that its beliefs will prove correct. There are a number of important factors that could cause BioSpecifics' actual results to differ materially from those indicated by such forward-looking statements including, among other things, the ability of Endo and its partners, Asahi Kasei Pharma Corporation, Actelion Pharmaceuticals Ltd. and Swedish Orphan Biovitrum AB, to achieve their objectives for XIAFLEX in their applicable territories; the market for XIAFLEX in, and timing, initiation and outcome of clinical trials for, additional indications including frozen shoulder, cellulite, human lipoma, canine lipoma and uterine fibroids; the potential of CCH to be used in additional indications; Endo modifying their objectives or allocating resources other than to CCH; and other risk factors identified in BioSpecifics' Quarterly Report on Form 10-Q for the first quarter ended March 31, 2015, its Annual Report on Form 10-K for the year ended December 31, 2014, and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this Report are made as of the date hereof, are expressly qualified in their entirety by the cautionary statements included in this Report and, except as may be required by law, the Company assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com